Exhibit 99.1

JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(k)(1)

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of STR Holdings, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for timely filing of such Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning each such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement, dated August 21, 2014, may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first written above.

Zhen Fa New Energy (U.S.) Co., Ltd.

By:	/S/ CINDY LIN
Cindy Lin
President

Zha Zhengfa

/S/ ZHA ZHENGFA
Zha Zhengfa